Exhibit 21

                              COMPANY SUBSIDIARIES

        Name                           Jurisdiction           Ownership
        ----                           ------------           ---------

        tds (Telemedicine) Inc.        Delaware               100%

        tds (Telemedicine) Limited     England                100%

        tds (Dermatology) Limited      England                100%


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